File No. 70-7888
(MGC to Money Pool / modify debt maturities)

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 23

FORM U-1

APPLICATION / DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, MD 21740

Allegheny Energy Service Corp.
800 Cabin Hill Drive
Greensburg, PA 15601

Allegheny Generating Company
10435 Downsville Pike
Hagerstown, MD 21740

Monongahela Power Company
1310 Fairmont Avenue
Fairmont, WV 26554

The Potomac Edison Company
10435 Downsville Pike
Hagerstown, MD 21740

West Penn Power Company
800 Cabin Hill Drive
Greensburg, PA 15601

Mountaineer Gas Company 414 Summers Street Charleston, WV 25301 (Name of company or companies filing this statement and addresses of principal executive offices)
Allegheny Energy, Inc.

(Name of top registered holding company parent of each applicant or declarant)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application / Declaration to:

Thomas K. Henderson, Esq. Vice President and General Counsel Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740	Anthony Wilson, Esq. Senior Counsel Allegheny Energy Service Corporation 10435 Downsville Pike Hagerstown, MD 21740	Carol G. Russ, Esq. Senior Counsel Allegheny Energy Service Corporation 800 Cabin Hill Drive Greensburg, PA 15601

Applicants hereby amend the application replacing Items 1 through 7 with the following:

Table of Contents
Item 1 Item 2 Item 3 Item 4 Item 5 Item 6 Item 7

Description of Proposed Transactions

Fees, Commissions and Expenses

Applicable Statutory Provisions

Regulatory Approval

Procedure

Exhibits and Financial Statements

Information as to Environmental Effects

Signature

3 5 5 5 5 6 6 6

Item 1. Description of Proposed Transactions

          Now comes Allegheny Energy, Inc. ("Allegheny"), a Maryland corporation located in Hagerstown, Maryland, a registered holding company, together with its wholly-owned direct public-utility subsidiary companies, Monongahela Power Company ("Monongahela"), a Ohio corporation located in Fairmont, West Virginia, Mountaineer Gas Company (Mountaineer Gas") a wholly-owned natural gas utility subsidiary of Monongahela, The Potomac Edison Company ("Potomac Edison"), a Maryland and Virginia corporation located in Hagerstown, Maryland, West Penn Power Company ("West Penn"), a Pennsylvania corporation located in Greensburg, Pennsylvania, Allegheny Generating Company ("AGC"),1 a Virginia corporation located in Hagerstown, Maryland; and Allegheny Energy Service Corporation, ("AESC"), a direct service company subsidiary of Allegheny, a Maryland corporation located in, Hagerstown, Maryland (collectively "Applicants") to file this post effective amendment.

           By this filing Applicants seek authorization, through December 31, 2005: (a) for Mountaineer Gas to participate in the money pool; and, (b) to expand the term for short-term debt issued from 270 days to 364 days. Applicants are not seeking any other changes to the Money Pool Agreement previously approved by this Commission. The transactions proposed herein fall within Sections 6, 7, 9(a)(1), 12(d), 12(f), and 13 of the Act, and Rules 45, 53 and 54 under the Act.

  Short-Term Debt Programs

          In a series of orders issued in File No. 70-7888, dated January 29, 1992, February 28, 1992, July 14, 1992, November 5, 1993, November 28, 1995, April 18, 1996, December 23, 1997, May 19, 1999, October 8, 1999, and December 17, 2001 (Holding Co. Act Release Nos. 25462, 25481, 25581, 25919, 26418, 26506, 26804, 27030, 27084, and 27475 ("Prior Orders"), among other things, the Allegheny system companies were authorized to establish and participate in a Money Pool.   The Prior Orders provide that notes payable to banks have a maturity of not more than 270 days after the date of issuance or renewal. Applicants now seek to modify the Prior Orders to conform the notes payable maturity to the general short-term debt maturity of 364 days. This modification will allow Applicants to obtain bank financing consistent with the terms and documentation typically required by lending institutions and thereby provide the Applicants more ready access to bank financing or competitive rates and terms.

1 AGC, and indirect subsidiary of Allegheny, is jointly owned by Monongahela Power (27%) and AE Supply (73%) both direct wholly owned public utility subsidiaries of Allegheny.

         B.   Expand the Money Pool

         Applicants hereby seek to authority to add Mountaineer Gas to the Money Pool subject to the terms and conditions authorized in the Prior Orders. As noted in the Prior Orders, the operation of the Money Pool is designed to match, on a daily basis, the available cash and short-term borrowing requirements of the Applicants, thereby minimizing the need for short-term borrowings to be made by the Applicants from external sources. Mountaineer Gas, as a wholly owned subsidiary of Monongahela Power will be subject to the terms and conditions of the previously approved the Allegheny Money Pool Agreement.

          C.  Application of Proceeds

          Mountaineer Gas, like Monongahela, Potomac Edison, and West Penn, will use the proceeds of the proposed short-term borrowings from the Money Pool to operate its business as a natural gas utility, including the financing of construction and property acquisitions. Except as described herein, no associate company or affiliate of the Applicants or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transactions. All transactions to be effected using the proceeds from the sale of any of the proposed short-term debt securities will be exempt from the Act by Rule or authorized by prior or subsequent Commission orders.

          D.  Rule 54

           Rule 53 limits the use of proceeds from the issuance of any securities (including any guarantees) by a registered holding company to finance investments in any EWG, as defined in Section 32 of the Act, and Rule 54 provides that, in determining whether to approve any transaction that does not relate to an EWG or FUCO, as defined in Section 33, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

           Allegheny is in compliance with all requirements of Rule 53(a). Allegheny's aggregate investment (as defined in Rule 53(a)(1)(i), in EWGs and FUCOs at December 31, 2001 was approximately $414 million, or approximately 38.6% of Allegheny's consolidated retained earnings of $1,072 million for the four quarters ended December 31, 2001 as defined in Rule 53(a)(1)(ii). In addition, Allegheny has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the employee limitation under Rule 53(a)(3), and the limitation under Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. In Order No. 27486 (December 31, 2001) the Commission authorized Allegheny to invest up to $2 billion in EWGs and FUCOs. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO.

Item 2.  Fees, Commissions and Expenses

         Applicants do not anticipate any fees, commissions or expenses, other than authorized in the Prior Orders, to be incurred in connection with the proposed transactions. None of the fees, commissions or expenses is to be paid to any associate or affiliate company of Allegheny or any affiliate of any such associate company except for legal, financial and other services to be performed at cost.

Item 3.  Applicable Statutory Provisions

          Short-term borrowings are subject to Sections 6 and 7 of the Act. Borrowings from the Pool are subject to the requirements of Sections 6, 7, 9(a)(1), 10 and 12 of the Act and Rules 43 and 45 there under. Loans to the Pool are subject to the requirements of Sections 9(a), 10 and 12 of the Act, but are exempted from Rule 45(a) pursuant to paragraph (b)(1) of Rule 45. Investments of funds by the Pool are subject to Sections 9(a) and 10 of the Act.

Item 4. Regulatory Approval

         Each of the states with jurisdiction, Pennsylvania, West Virginia and Virginia, by order approved the Applicants' request for Mountaineer Gas to participate in the Money Pool. If necessary, Applicants shall obtain similar approval to increase the maturity of short-term debt from 270 days to 364 days. Copies of the respective state commission orders are appended as exhibits. No state commission and no other federal agency other than this Commission has jurisdiction.

Item 5.  Procedure

          It is requested, pursuant to Rule 23(c) of the Rules and Regulations of the Commission, that the Commissions' Order permitting this application or declaration to become effective be issued upon issuance. Applicants waive any recommended decision by hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between the issuance of the Commission's Order and the date it is to become effective since it is desired that the Commission's Order, when issued, become effective forthwith. Applicants consent to the Office of Public Utility Regulation assisting in the preparation of the Commission's decision and/or Order in this matter unless the Office opposes the matter covered by this application or declaration.

Item 6.  Exhibits and Financial Statements

          (a) Exhibits

                        D         State Orders
                                    1.    Pennsylvania
                                    2.    West Virginia
                                    3.    Virginia

                         F    Opinion of Counsel (to be filed)

                        H    Form of Notice (to be filed)

Item 7.  Information as to Environmental Effects

          (a) For the reasons set forth in Item 1 above, the authorization applied for herein does not require major federal action significantly affecting the quality of the human environment for purposes of Section 102(2)(C) of the National Environmental Policy Act (42 U.S.C. 4232(2)(C)).

          (b) Not applicable.

SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Allegheny Energy, Inc.
Allegheny Energy Service Corporation
Allegheny Generating Company
The Potomac Edison Company
Monongahela Power Company
Mountaineer Gas Company
West Penn Power Company

By /s/ THOMAS K. HENDERSON
Thomas K. Henderson,
Vice President and General Counsel

Dated June 28, 2002